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Carolina Power & Light Company
STATEMENTS  OF  CASH  FLOWS
(In thousands)                                                  Three Months Ended      Twelve Months Ended
                                                                    March 31                March 31
                                                                1994        1993        1994        1993
                                                                ----        ----        ----        ----
Operating Activities
  Net income............................................... $   88,824  $   93,998  $  341,322  $  379,393
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization..........................    123,641     112,929     470,806     428,983
    Harris Plant deferred costs............................      3,915       3,611         736      (6,606)
    Harris Plant disallowance - Power Agency...............          -           -      20,645           -
    Deferred income taxes..................................     (8,821)      9,825      52,706     102,316
    Investment tax credit adjustments......................     (2,884)     (2,894)    (12,797)    (11,086)
    Allowance for equity funds used during construction....     (2,263)     (1,665)     (9,597)     (8,186)
    Deferred fuel cost (credit)............................     (2,251)     (1,257)     26,370     (61,887)
    Uncollectible accounts expense.........................        818         805       4,955       3,759
    Net (increase) decrease in receivables, inventories
      and prepaid expenses.................................    (23,901)    (34,643)     (2,003)    (90,627)
    Net increase (decrease) in payables and accrued
      expenses.............................................      7,157     (50,843)     (4,013)      2,989
    Miscellaneous..........................................     16,705      19,468       8,120     (31,182)
                                                               -------     -------     -------     -------
     Net Cash Provided by Operating Activities.............    200,940     149,334     897,250     707,866
                                                              ---------   ---------   ---------   ---------
Investing Activities
  Gross property additions.................................    (72,313)    (81,611)   (331,824)   (283,201)
  Nuclear fuel additions...................................    (15,391)     (5,930)    (57,462)    (58,341)
  Contributions to external decommissioning trust..........     (6,328)     (3,667)    (23,539)    (14,756)
  Contributions to retiree benefit trusts..................    (16,000)          -     (19,750)     (6,667)
  Loan transactions with SPSP Trustee, net (Note 2)........          -       1,365      19,769      29,505
  Allowance for equity funds used during construction......      2,263       1,665       9,597       8,186
                                                               -------     -------     -------     -------
     Net Cash Used in Investing Activities.................   (107,769)    (88,178)   (403,209)   (325,274)
                                                               -------     -------     -------     -------
Financing Activities
  Proceeds from issuance of long-term debt.................    147,986     295,251     434,765     844,628
  Net decrease in pollution control bond escrow............          -         327       1,800       9,116
  Net increase (decrease) in short-term notes
    payable (maturity less than 90 days)...................    (69,300)    (46,800)      6,700    (112,200)
  Retirement of long-term debt.............................    (95,623)    (82,851)   (803,148)   (560,152)
  Retirement of preferred stock............................          -           -           -    (134,625)
  Dividends paid on common stock (Note 2)..................    (63,986)    (65,902)   (260,833)   (256,375)
  Dividends paid on preferred stock........................     (2,411)     (2,402)     (9,483)    (16,849)
                                                               -------     -------     -------     -------
     Net Cash Provided by (Used in) Financing Activities...    (83,334)     97,623    (630,199)   (226,457)
                                                              ---------   ---------    -------     -------
Net Increase (Decrease) in Cash and Cash Equivalents.......      9,837     158,779    (136,158)    156,135

Cash and Cash Equivalents at Beginning of the Period.......     23,607      10,823     169,602      13,467
                                                               -------     -------     -------     -------
Cash and Cash Equivalents at End of the Period............. $   33,444  $  169,602  $   33,444  $  169,602
                                                               =======     =======     =======     =======
Supplemental Disclosures of Cash Flow Information
  Cash paid during the period - interest................... $   52,247  $   55,897  $  215,151  $  226,148
                                income taxes...............      2,050        (288)    115,861      94,943

______________________
See Supplemental Data and Notes to Financial Statements.

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